UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 1, 2010, ICF International, Inc. (the “Company”) issued a press release to announce that Ronald P. Vargo, age 55, is joining the Company and will assume the position of executive vice president and chief financial officer effective April 1, 2010. Mr. Vargo served as the executive vice president and chief financial officer of Electronic Data Systems Corporation (“EDS”), a former $22 billion global technology services company, from 2006 to 2008 until EDS was acquired by Hewlett-Packard Company. Prior to his role as executive vice president and chief financial officer, Mr. Vargo served in the positions of vice president and treasurer of EDS from 2004 to 2006. Prior to joining EDS, Mr. Vargo was employed from 1991 to 2003 by TRW, Inc. (“TRW”), a former $17 billion global manufacturing and service company strategically focused on providing products and services with a high technology or engineering content to the automotive and space and defense markets. TRW was acquired by Northrop-Grumman Corporation in 2002. Mr. Vargo served TRW in the positions of vice president and treasurer from 1991 to 1994, then vice president of strategic planning and business development from 1994 to 1999, and then vice president and treasurer again from 1999 to 2003.

Mr. Vargo’s employment will be at-will. He will receive a salary of $425,000 per year and a signing bonus of $100,000. He will be eligible for an annual cash bonus, the amount of which will be dependent upon the achievement of certain target performance goals to be established by the Company’s Compensation Committee. Such bonus will be no less than $297,500 for 2010. Mr. Vargo will also be eligible to receive annual equity awards, as determined by the Compensation Committee. For 2010, he will be eligible to receive 90% of his base salary in an equity grant.

Shortly upon joining the Company, Mr. Vargo will receive an option award equal to an aggregate fair market value of $260,000 and a grant of restricted stock units equal to an aggregate fair market value of $280,000. He will also receive a second option award equal to an aggregate fair market value of $260,000 and a second grant of restricted stock units equal to an aggregate fair market value of $280,000 in early May 2010.

The Company and Mr. Vargo have entered into a Severance Protection Agreement which is effective on March 1, 2010 and which will remain in effect until February 28, 2014 (the “Agreement”). On and after each anniversary date of March 1, 2014, the term of the agreement shall automatically be extended for an additional year unless, not later than October 1 of the prior year, the Company or Mr. Vargo shall give notice not to renew the Agreement. Under the Agreement, Mr. Vargo will be entitled to certain payments in the event of (i) separation from service by the Company other than for Cause (as defined in the Agreement) prior to a Change in Control (as defined in the Agreement) or (ii) separation from service by the Company other than for Cause or by Mr. Vargo for Good Reason (as defined in the Agreement) within the 24-month period following a Change in Control.

In the event of a separation from service prior to a Change in Control, under the Agreement, Mr. Vargo will be entitled to (i) bi-weekly payments of his annual base salary in effect on the date of his separation from service not to exceed, in the aggregate, the severance pay exclusion amount under Section 409A of the Internal Revenue Code (“Section 409A”) and (ii) a lump-sum payment in an amount equal to the average annual bonus paid to Mr. Vargo, plus any base salary payments that exceed the severance pay exclusion amount under Section 409A. Mr. Vargo’s average annual bonus will be calculated by taking the average of his annual cash incentive awards received from the Company (including any deferred cash incentive awards) with respect to the three calendar years preceding his separation from service. In the event that his separation from service were to occur before Mr. Vargo has been employed for three full calendar years, $297,500 shall be used for the 2010 bonus amount, plus any annual cash incentive awards received from the Company (including deferred cash incentive awards) for each full calendar year thereafter. The portion of severance benefits attributable to base salary will be paid on the 26 biweekly pay dates following separation from service pursuant to the Company’s normal payroll practices. The bonus portion of the severance benefit will be paid in a lump-sum within the 15-day period following the last payment of such biweekly base salary severance benefits.

In the event of separation from service after a Change in Control, Mr. Vargo will be entitled to a lump-sum payment equal to three times his average base amount for the three years prior to his separation from service. If such separation from service after a Change in Control were to occur before Mr. Vargo has been employed for three full calendar years, then the base amount for 2010 shall be $722,500; and the base amount for any full calendar year after 2010 will be his annual taxable W-2 compensation plus deferred cash incentive compensation. The base salary portion of the severance benefits will be paid in a single lump-sum amount upon termination not to exceed, in the aggregate, the severance pay exclusion amount under Section 409A. Any amount that exceeds the severance pay exclusion amount under Section 409A will be paid out via an additional severance amount six months after termination, in accordance with Section 409A.

In addition, Mr. Vargo is entitled to accelerated vesting of all stock options, restricted stock and other equity awards. He and his dependents will receive continuation of health, dental insurance and related benefits for 12 months following his involuntary termination of employment prior to a change in control, and for 36 months following his involuntary termination of employment after a change in control.

Payment of the above severance benefits are subject to Mr. Vargo’s compliance with certain covenants and requirements upon termination.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release of ICF International, Inc. dated March 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: March 5, 2010	By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan
Chief Executive Officer